SCHEDULE 14A/A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.1)

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Filed by a Party other than the Registrant  [   ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

BADGER PAPER MILLS, INC.
(Name of Registrant as Specified in its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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EXPLANATORY NOTE

        Badger Paper Mills, Inc., (the “Company”) is filing this amended proxy material solely for the purpose of filing the correct fiscal year end stock options value table because the number of exercisable/unexercisable shares of the Company’s common stock underlying Mr. Swanson’s and Mr. Davis’ stock options at the end of fiscal year 2003 were inadvertently reversed in the “2003 Year-End Value Table” included in the Company’s Definitive Proxy Statement, which was filed with the Securities and Exchange Commission on April 12, 2004.

DIRECTOR COMPENSATION

        In 2003, each outside director received an annual retainer of $16,000, payable quarterly in shares of Common Stock with a fair market value of $2,000 plus $2,000 cash. On May 13, 2003, Harold Bergman was appointed Chairman of the Board. For his duties as Chairman of the Board, Mr. Bergman is entitled to an annual retainer of $25,000. Mr. Bergman has elected to defer collecting this retainer.

EXECUTIVE COMPENSATION

Summary Compensation Information

        The following table sets forth certain information concerning the compensation that the Company paid for its last three fiscal years to its executive officers who earned over $100,000 combined base salary and bonus in 2003. The persons named in the table are sometimes referred to herein as “named executive officers.”

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Stock Options(#)[1]	All Other Compensation($)[2]
Ronald E. Swanson[3]	2003	$166,667	--	50,000 shares	$20,025
President and Chief
Executive Officer
Robert A. Olah[4]	2003	$ 89,584	--	--	$39,120
Former President and Chief	2002	$250,000	$129,673	--	$27,458
Executive Officer	2001	$119,391	$131,600	100,000 shares	$24,222
Chairman of the Board
James G. Davis[5]	2003	$143,910	--	2,500 shares	$12,233
Vice President-	2002	$105,300	$ 10,000	2,000 shares	$12,172
Sales and Marketing
William H. Peters[6]	2003	$137,500	--	2,500 shares	$10,966
Vice President,	2002	$131,000	$ 20,000	--	$14,735
Chief Financial Officer,	2001	$ 44,615	$ 13,095	2,000 shares	$ 144
Secretary and Treasurer

1	Consists of stock options awarded under the Badger Paper Mills, Inc. 1998 Stock Option Plan.

2	Consists of (a) payments made by the Company to Mr. Swanson under the Company’s Profit Sharing Plan and Trust for Non-Union Employees in the amount of $10,039 in 2003; (b) life insurance premiums paid by the Company for Mr. Swanson in the amount of $1,058 in 2003; (c) temporary living expenses of $8,928 in 2003; (d) payments made by the Company to Mr. Olah under the Company’s Profit Sharing Plan and Trust for Non-Union Employees in the amount of $15,755 in 2002 and $15,576 in 2001; (e) life insurance premiums paid by the Company for Mr. Olah in the amount of $738 in 2003 $2,088 in 2002 and $473 in 2001; (f) vacation paid in lieu of time off to Mr. Olah in the amount of $38,382 in 2003, $9,615 in 2002 and $8,173 in 2001; (g) payment made by the Company to Mr. Davis under the Company’s Profit Sharing Plan and Trust for Non-Union Employees in the amount of $8,255 in 2003 and $7,704 in 2002; (h) life insurance premiums paid by the Company for Mr. Davis in the amount of $1,197 in 2003 and $688 in 2002; (i) vacation paid in lieu of time off to Mr. Davis in the amount of $2,781 in 2003 and $3,780 in 2002; (j) payments made by the Company to Mr. Peters under the Company’s Profit Sharing Plan and Trust for Non-Union Employees in the amount of $7,691 in 2003 and $11,109 in 2002; (k) life insurance premiums paid by the Company for Mr. Peters in the amount of $1,143 in 2003 and $1,088 in 2002 and $144 in 2001; (l) vacation paid in lieu of time off to Mr. Peters in the amount of $2,132 in 2003 and $2,538 in 2002.

3	Mr. Swanson joined the Company as President and Chief Executive Officer in May 2003.

4	Mr. Olah joined the Company in July of 2001 and resigned from the Company in May 2003.

5	Mr. Davis joined the Company as Vice President - Sales and Marketing in April 2002.

6	Mr. Peters joined the Company as Vice President and Chief Financial Officer in August 2001. He was elected Secretary and Treasurer in May 2002.

Stock Options

        The following table provides details regarding stock options granted to the named executive officers during fiscal year 2003 under the Badger Paper Mills, Inc. 1998 Stock Option Plan.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation[1]
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	5% ($)	10% ($)
Ronald E. Swanson	50,000	87.7	$5.61	4/30/2013	$176,405	$447,045
James G. Davis	2,500	4.4	$7.86	2/12/2010	$8,000	$18,642
William H. Peters	2,500	4.4	$7.86	2/12/2010	$8,000	$18,642

1	This presentation is intended to disclose the potential value which would accrue to the optionee if the option were exercised the day before it would expire and value had appreciated at the compounded annual rate indicated in each column. These assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and Exchange Commission regarding executive compensation disclosure. These assumed rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of common stock.

        There were no stock option exercises by the named executive officers during fiscal year 2003. The following table sets forth the number of exercisable and unexercisable options held by the named executive officers at the end of 2003.

2003 Year-End Value Table

	Number of Shares Underlying Options at End of Fiscal 2003		Value of Unexercised In-the-Money Options at End of Fiscal 2003[1]
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald E. Swanson[2]	--	50,000	$0	$0
James G. Davis	4,500	--	$0	$0
William H. Peters	2,000	--	$3,600	$0
	2,500	--	$0	$0

1	Reflects the difference between the fair market value of the underlying shares of common stock at the end of fiscal 2003 and the various applicable exercise prices of the officers’ outstanding options. The dollar values do not reflect any options that had an exercise price in excess of the fair market value of the underlying shares at the end of fiscal 2003. The fair market value at the end of fiscal 2003 was $5.50, the closing sale price per share on December 31, 2003, the last trading day of the Company’s fiscal year.

2	33.3% of the options vest and become exercisable on May 1, 2006, 33.3% of the options vest and become exercisable on May 1, 2007, 33.4% of the options vest and become exercisable on May 1, 2008.

Agreements with the Named Executive Officers

        The Company has an Employment Agreement with Ronald E. Swanson, the Company’s President and Chief Executive Officer, providing Mr. Swanson with an annual base salary of $250,000, an annual bonus based on the Company’s Pretax Income (as defined in the Employment Agreement) (three percent of the first $1.0 million of Pretax Income; five percent of the next $2.0 million of Pretax Income; and six percent of any Pretax Income above that level) and customary fringe benefits. The term of this Employment Agreement extends to April 30, 2006, but will automatically extend for an additional two-year term unless either party gives written notice of non-renewal at least six months prior to the natural expiration of the initial term. Mr. Swanson’s Employment Agreement entitles him to severance benefits equal to one year’s base salary if his employment is terminated (i) without cause or (ii) in the event of a change in control. The Employment Agreement contains additional provisions dealing with Mr. Swanson’s compensation in the event he remains as an employee of the Company following a change in control. As part of this Employment Agreement, Mr. Swanson has agreed not to solicit certain Company customers after his termination of employment with the Company for any reason for a period equal to his length of service as an employee of the Company (but not to exceed two years in any event).

Certain Relationships and Transactions

        Mark D. Burish, a director of the Company, is a partner at Hurley, Burish & Milliken, S.C., a law firm that the Company engaged in fiscal year 2003 to provide general corporate legal services.

        William A. Raaths, a director of the Company, is the Chief Executive Officer of Great Northern Corporation, from which the Company purchased packaging materials in 2003.

        James L. Kemerling, a director of the Company, is Chief Executive Officer of Riiser Oil Company, from which the Company purchased lubricating oils in 2003.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Board’s Compensation Committee is responsible for all compensation and benefits provided to the Company’s Chief Executive Officer, other executive officers and key employees. The following report explains the rationale underlying fundamental executive compensation decisions affecting the Company’s executive officers, including the named executive officers.

Overall Compensation Philosophy

        The Company’s program is designed to align compensation with Company performance, business strategy, Company values and management initiatives. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company’s success in meeting specified financial goals and the executive’s success in meeting specific performance goals.

        The Company’s overall compensation objectives provide a competitive total compensation program designed to: (1) attract and retain qualified executive talent, (2) motivate these executives to achieve the goals inherent in the Company’s business strategy and (3) maintain a performance oriented culture that fosters increased shareholder value. As an executive’s level of responsibility increases, a greater portion of total compensation is based on performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year.

        The compensation policy is as follows:

•	Base salaries are targeted at a level that allows the Company to attract, retain and motivate executive talent, with the framework for such decisions based on a review of the appropriate labor markets.

•	Incentive plans will be used so that key employees participate based on relevant Company and individual performance.

•	All compensation programs will be designed to add shareholder value.

        The Chief Executive Officer’s compensation is determined pursuant to the terms of his Employment Agreement. Pursuant to his Employment Agreement, Mr. Swanson’s annual base salary is $250,000. He also receives an annual bonus based on the Company’s Pretax Income (as defined in the Agreement) (three percent of the first $1.0 million of Pretax Income; five percent of the next $2.0 million of Pretax Income and six percent of any Pretax Income above that level). For 2003, Mr. Swanson did not receive a bonus. The Compensation Committee sets the policies for, reviews and approves the recommendations of management with respect to the compensation awarded to other executive officers and key employees.

        The key elements of the Company’s executive compensation program consist of base salary, annual bonus and long-term stock incentives. Senior executive compensation packages are increasingly weighted toward programs contingent upon the Company’s performance. As a result, actual compensation levels of senior executives in any particular year may vary within the range of compensation levels consistent with the competitive marketplace based on the Company’s actual performance. The Committee believes in offering compensation opportunities consistent with those in the Company’s industry; however, the most important considerations in determining annual compensation are the Company’s performance and individual contributions. A general description of the elements of the Company’s compensation package follows:

Base Salary

        Base salaries are determined initially by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace. The Compensation Committee annually reviews each executive officer’s base salary. In determining salary adjustments for executive officers, the Committee considers various factors including the individual’s performance and contribution, the average compensation level for similar positions and the Company’s performance.

Bonus Program

        The Compensation Committee recognizes the importance of aligning executive compensation with the interests of the Company’s shareholders. Accordingly, the Company maintains an Executive Management and Officer Incentive Plan where bonuses are based on Company performance.

        The use of Company performance as a measure of bonus determinations ensures that such bonuses are paid only when the Company’s performance objectives are achieved. The use of individual performance as a measure for bonus determinations allows for the establishment of goals that each participant can best impact, which include, but are not limited to: profitability, sales growth, operational efficiency, organizational development or new business opportunities.

Long-Term Stock Incentives

        Long-term stock incentives are designed to encourage and create ownership of Company Stock by key executives, thereby promoting a close identity of interests between Company’s management and its shareholders. Another objective of long-term stock incentives is to encourage and reward executives for long-term strategic management and the enhancement of shareholder value. The Company currently is able to grant two forms of long-term stock incentives: stock options or restricted stock.

        Stock Options. Options under the Badger Paper Mills, Inc. 1998 Stock Option Plan and the 2002 Stock Option Plan are granted at the discretion of the Committee, with the size of grants varying based on several factors, including the executive’s level of responsibility. Stock options are granted with an exercise price determined by the Committee, provided that the exercise price of incentive stock options may not be less than 100% of the fair market value of a share of Common Stock on the date of grant, as such fair market value is determined by such methods or procedures established by the Board in accordance with the provisions of the Badger Paper Mills, Inc. 1998 Stock Option. Vesting terms vary based on the size of the award. The number of shares covered by grants generally reflects competitive industry practices.

        In February 2003, Mr. Davis and Mr. Peters each received an option to purchase 2,500 shares at an exercise price of $7.86 per share. In May 2003, Mr. Swanson received an option to purchase 50,000 shares at an exercise price of $5.61 per share.

        Restricted Stock. The Badger Paper Mills, Inc. 1998 Stock Option Plan and the 2002 Stock Option Plan also allows for the issuance of restricted stock. Under such Plan, grants are made to officers and other key employees and are subject to such restrictions as the Committee may impose, including any limitation on the right to vote such shares or receive dividends thereon. The Badger Paper Mills, Inc. 1998 Stock Option Plan limits the total number of shares of restricted stock that may be awarded to any individual participant in any fiscal year to 20,000 shares. The Badger Paper Mills, Inc. 2002 Stock Option Plan limits the total number of shares of restricted stock to that may be awarded to any individual participant in any fiscal year to 100,000 shares.

Compliance with Internal Revenue Code Section 162(m)

        It is anticipated that all 2003 compensation paid to executives will be fully deductible under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee has determined that a policy with respect to qualifying the compensation paid to executive officers for deductibility is not necessary.

BADGER PAPER MILLS, INC.
BOARD OF DIRECTORS
COMPENSATION COMMITTEE

Mark D. Burish, Chairman
Harold J. Bergman L.
Harvey Buek

PERFORMANCE INFORMATION

        The following graph compares on a cumulative basis changes during the past five years in (a) the total shareholder return on the Common Stock with (b) the total return on the Standard & Poor’s 500 Stock Index (the “Standard & Poor’s Index”) and (c) the total return on the S&P Paper Products Index (the “Paper Products Index”). Such changes have been measured by dividing (a) the sum of (i) the amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the price per share at the end of and the beginning of the measurement period, by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on December 31, 1998 in Common Stock, the Standard & Poor’s Index and the Paper Products Index.

[PERFORMANCE GRAPH OMITTED]

	INDEXED RETURNS Years Ending
Company / Index	Base Period Dec98	Dec99	Dec00	Dec01	Dec02	Dec03
BADGER PAPER MILLS INC	100	65.63	30.47	53.13	90.49	68.75
S&P 500 INDEX	100	121.04	110.02	96.95	75.52	97.18
S&P 500 PAPER PRODUCTS	100	135.50	122.30	123.34	102.07	139.55

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 23, 2004

BADGER PAPER MILLS, INC.
By: /s/ William H. Peters
William H. Peters
Vice President, Chief Financial Officer,
Secretary and Treasurer